FORM 51-102F3
MATERIAL CHANGE REPORT
Item 1.	Name and Address of Company

AnorMED Inc. (the “Company”) Suite 200, 20353 – 64th Avenue Langley, British Columbia V2Y 1N5

Item 2.	Date of Material Change

September 1, 2006, in respect of an unsolicited take-over bid from Genzyme Corporation (“Genzyme”).

September 5, 2006, in respect of the filing of a Directors’ Circular and the Board of Directors’ adoption of a limited duration shareholder rights plan.

Item 3.	News Release

On September 1, 2006, the Company issued a press release relating to an unsolicited take-over bid from Genzyme. The press release was disseminated via Canada NewsWire.

On September 5, 2006, the Company issued a press release relating to the filing of a Directors’ Circular and the adoption of a limited duration shareholder rights plan. The press release was disseminated via Canada NewsWire.

Item 4.	Summary of Material Change

The Company announced on September 1, 2006 that Genzyme commenced an unsolicited take-over bid.

The Company announced on September 5, 2006 that it filed a Directors’ Circular with securities regulators in Canada and the United States, and adopted a limited duration shareholder rights plan.

Item 5.	Full Description of Material Change

The Company announced on September 1, 2006 that Genzyme, through a wholly-owned subsidiary, commenced an unsolicited take-over bid to purchase all of the issued and outstanding common shares of the Company for U.S.$8.55 per share in cash. The Company advised shareholders to defer making any determination with respect to the Genzyme Offer until a Directors’ Circular and the related Solicitation/Recommendation Statement on Schedule 14D-9 is prepared and filed by the Company.

The Company announced on September 5, 2006 that it filed its Directors’ Circular with securities regulators in Canada and the United States. The Directors’ Circular recommends to the Company’s shareholders that they reject the Genzyme Offer and not tender their shares.

The Company also announced on September 5, 2006 that its Board of Directors approved the adoption of a limited duration shareholder rights plan (the “Rights Plan”), effective as of August 29, 2006 subject to Toronto Stock Exchange approval. The Rights Plan will be filed and will be available on the United States Securities Commission (“SEC”) website at www.sec.gov and at www.sedar.com.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

No significant facts remain confidential and no information has been omitted in this report.

Item 8.	Executive Officer
Name of Executive Officer:	W.J. (Bill) Adams Chief Financial Officer, Vice President, Finance, Secretary and Treasurer

Telephone Number:	604-530-1057
Item 9.	Date of Report

September 11, 2006
ANORMED INC.

/s/  W.J. Adams

Signature

W.J. (Bill) Adams,
Chief Financial Officer, Vice President, Finance,
Secretary and Treasurer

Name and Position of Signatory